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Exhibit 99.2


                       WESTCOAST HOSPITALITY CORPORATION

                                  May 5, 2004
                                 12:00 p.m. CDT



Moderator      Ladies and gentlemen, thank you for standing by. Welcome to the
               WestCoast Hospitality Corporation's First Quarter 2004 Earnings
               Conference Call. At this time all participant lines are in a listen-only mode. Later we will conduct a question and answer session. Instructions will be given to you at that time. As a reminder, this conference is being recorded.

               I'd now like to turn the conference over to Steven Barbieri. Please go ahead.

S. Barbieri    Thank you. I'd like to remind you that all forward-looking statements made during this conference call are within the meaning of Federal Securities Law, including statements concerning plans, objectives, goals, strategies, projections of future events or performance, and the underlying assumptions.
               They are inherently subject to a variety of risks and uncertainties that could cause actual results to differ materially from those expressed. I'd like to direct you to other matters discussed in the company's annual report on Form 10-K for the 2003 fiscal year and in other documents filed with the company with the Securities and Exchange Commission.

               I'll now turn the call over to Chairman of the Board, Don
               Barbieri.

D. Barbieri    Thank you very much, Steven, and, Leah, thank you very much for the conference call hosting.

               Ladies and gentlemen, welcome to the first quarter 2004 earnings call for WestCoast Hospitality Corporation. I'm Don Barbieri, Chairman of the Board of the company. I'm here today in the place of CEO, Art Coffey. As we've reported, Art was in a snowmobile accident in February and continues to recuperate from his injuries at home and he's doing great. Over the past several weeks Art has been progressively increasing his review of the company's operations and his input into management activities. We're happy to report that our expectation is that he'll be back in the office during this quarter.

               In Art's absence our senior management team has done a fantastic job of operating the company and continue to make substantial progress on their initiatives. Among other members of our senior management team, with me here today is John Taffin, our Executive Vice-President for Hotel

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               Operations, and Peter Hausback, our Chief Financial Officer. John
               will be providing a report on hotel operations during the first quarter and Peter will be reporting on the first quarter financial performance, as well as some strategic initiatives we've recently completed. After their presentations we'll be happy to open up the call for questions from any interested callers. Thank you very much.

               At this point I'd like to turn the call over to John Taffin.
               John?

J. Taffin      Thank you, Don.

               You have heard me report on the company's focus on increasing market share during the past two quarters' earnings calls. I'm pleased to report overall improved market share penetration for hotels we have owned, leased, managed, and franchised for at least one year. The total market occupancy increased by 3.6%, while our hotels' occupancy increased by 5.8%. Combining this with a slight increase in ADR resulted in a 6.2% increase in RevPAR. We are very happy with this year-on-year growth. Regions that performed especially well include western Washington, southern California, western Oregon, and Salt Lake City, Utah. Areas where we are still seeing some softness include Montana and northern California.

               Market segment statistics show that the growth in occupancy was achieved through a 10.5% increase in the group segment occupied rooms and a 2% increase in the transient segment occupancy. It's worthwhile to note that the promotion subset of the overall transient segment grew by 13.1%. This subset includes rates such as AAA, Internet bookings, and packages, and we believe it to be a target for us for improving occupancy and market share.

               The group rooms increase is directly related to the strong emphasis that we have placed on direct sales. We have continued to invest in additional direct sales talent, have continued to provide formal sales training, and have directed all general managers and operations vice-presidents to be personally involved in selling and relationship building.

               Recently we hired Bill Heeney as Vice-President of Sales to lead the Hotel Sales Division for the company. Mr. Heeney comes to us with a strong hotel sales background, having held similar positions with other hotel brands and hotel management companies. His experience and knowledge will continue to support our strategy of increasing market share.

               Active management of the alternate distribution system channels has had a favorable impact on the transient segment occupancy and rooms revenue. Room night contributions for comparable hotels through our central ADS


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               channel management program increased significantly for the quarter compared to prior year and an increase of ADR of 29% or $11.45. I am convinced that we have one of the best ADS management programs in the industry. We are consistently delivering more and more reservations through these channels through better Web site screen placement at a reduced commission rate and are yielding the rooms' availability to provide maximum revenue potential to the hotel.

               The distribution and marketing services department has provided the support, the tools, and the programs to grow the promotional transient segments. As an example, in February this department introduced the "We Promise or We Pay" program that's designed to encourage guests to book on our branded Web site at westcoasthotels.com and redlion.com. We are promising to our guests that our branded Web sites will provide the lowest rate available compared to non-opaque third party Web sites. Non-opaque sites are those third-party sites where the guest chooses a specific hotel and is not involved in a blind auction. Our guarantee is that if a guest does find a lower rate on one of these third party, non-opaque sites that we will provide complimentary accommodations and $100 in hotel services. The investment that the company made in central reservation technology allows us to be confident that we can provide this "We Promise or We Pay" guarantee without significant need for manual oversight of the program. The initial results of the program and increased traffic and bookings through our branded Web site have been very favorable.

               Additionally, during the quarter our central reservation system, including voice, GDS, ADS, branded Web site, national sales services provided a contribution to the hotels of 29.9% of gross rooms revenue. This increased from 25.4% during the same period last year.

               Our initiative to provide high-speed wireless Internet free to our frequent travelers has resulted in the creation and implementation of our proprietary, branded, high-speed, wireless program "Net For Guests." Very soon we will complete the installation of this program in our owned and leased Red Lion and WestCoast Hotels. This complimentary service is simple to use, is in high-demand, and ensures that we remain competitive in the technological amenities we provide.

               Through our research it was determined that a focus should be placed on upgrading high guest contact areas of our hotels, such as beds, bed linens, and pillows. With that in mind we are rolling out a program that meets these needs. Orders were placed in the first quarter for new pillowtop mattresses, quilted coverlets, bed linens, and pillows and installation of these items will happen primarily during the second quarter. The first


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               phase of this program is designed to reach 80% of the guests in the participating hotels.

               I have reported before that we have been developing a core menu to provide more consistency of product in our hotel restaurants and allow us to take advantage of volume purchasing discounts provided when all hotels are buying the same products. We have also added low-carb menu items to meet the increasing demand for this type of food. The concept and menu are now complete, as is the individual hotel restaurant training. On site implementation will take place during May and June.

               In future quarters we will be working on a children's menu that will complement our restaurant core menu, as well as a catering program designed on the same platform as the restaurant core menu.

               The company has created a Brand Advisory Board in an effort to maintain positive relationships with franchisees and to gather input on issues affecting hotels in the system, such as brand standards and marketing programs. Members of the Brand Advisory Board represent both owned and non-owned properties and serve in an advisory capacity to management. During its first meeting the brand advisory board met to review current initiatives, review the 2004 brand marketing campaign, and to begin reviewing existing brand standards. I believe this group will provide valuable input to the company on issues related to the brands.

               As I've reported, the hospitality industry experienced occupancy growth in the first quarter of this year. I believe that through our emphasis on direct sales and electronic distribution we have taken advantage of this growth. Through these efforts and our guest related initiatives we'll continue the focus on growing market share.

               Now I'll turn the call over to Peter Hausback, our CFO, who will highlight for you the financial results for the quarter.

P. Hausback    Thank you, John.

               Before I discuss the first quarter financial performance I would like to summarize some of the key financial initiatives completed in the first quarter. First of all, our subsidiary, WestCoast Hospitality Capital Trust completed an offering of trust-preferred securities that raised $46 million. This offering was completed in February before interest rates started to rise. Approximately $30 million of the proceeds were used to redeem all of the company's outstanding preferred stock. We were previously paying an average of 8.5% preferred dividend on the outstanding $30 million in preferred stock. This dividend has been replaced with a tax-adjusted rate


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               of 6.2% on $46 million in debentures payable in connection with the trust-preferred securities offering. This was a major initiative we had previously communicated and was one of the key objectives for financial restructuring we established last year.

               We also completed the acquisition of the Red Lion Yakima Gateway Hotel in January and the Red Lion Bellevue Inn in April, both of which we previously controlled with operating leases. We were able to use the equity from our previous sale of the Red Lion River Inn and the Section 1031 Exchange to acquire these two properties, thereby allowing complete deferral of our tax obligation on the gain associated with the sale of the River Inn. We expect that our net EBITDA will increase as a result of this repositioning of our assets and we are happy to have gained equity ownership of hotels in two key markets.

               Financial performance for the first quarter was promising. Revenue from owned and leased hotels, including management fee revenue was up $770,000 or 2.3% to $34.9 million compared to $34.1 million for the first quarter of 2003. The increase was primarily due to the growth of $1.2 million in room revenue between comparable quarters. This increase was partially offset by declines of $249,000 in F&B revenue and $121,000 in management fee revenue as compared to the first quarter of 2003. At our owned and leased hotels ADR was $65.36 for the first quarter compared to $64.74 for the first quarter of 2003. Average occupancy for owned and leased hotels was 48.4% versus 46.6% for the same period in 2003. The resulting RevPAR from owned and leased hotels in 2004 of $31.61. It was $1.41 higher or 4.7% higher than RevPAR in the first quarter of 2003.

               Franchise central services and development revenue for the first quarter decreased $513,000 as a result of the expected loss at various franchises in 2003.

               Entertainment segment revenue increased $984,000 in the first quarter compared to the same quarter last year. Although
               $645,000 of the increase was due to the presentation of three Broadway shows during the first quarter of 2004 compared to two shows in the same quarter of 2003, the remainder of the increased revenues was the result of expanding ticket operations during the last quarter.

               Real estate revenue increased $211,000 for the quarter to $2.5 million from $2.3 million during the same quarter of 2003. The increase was primarily due to fees earned on three new affordable housing projects.

               While gross departmental profit in the hotel division increased 0.7% or $643,000 from the first quarter of 2003 to the first quarter of 2004. The overall expenses in the division increased by $1.4 million. The increase in

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               expenses was due in part to variable increases associated with our higher revenue and in part to additional sales personnel training costs and higher sales department salaries and wages associated with the deployment of a stronger sales force. Utility costs were also significantly higher as compared to the prior year.

               With the strong improvement in the entertainment division we were able to increase our operating margins to 21.9% for the quarter compared to 15.8% last year.

               Real estate segment costs increased 19% consistent with front-end cost associated with newly managed properties.

               Depreciation increased $469,000 quarter on quarter on quarter as a result of new capital expenditures and the renewed depreciation of certain assets originally held for sale in the first quarter of 2003, which were not depreciated during that quarter.

               As I previously described, interest expense increased during the quarter primarily due to the interest on the debentures resulting from our trust preferred offering. The total increase in interest expense is $645,000. The tax deductibility of this increased interest expense and the elimination of the preferred stock dividends help keep the loss to common shareholders minimized during the typically seasonally low part of the year. Earnings per share was down $0.02 quarter on quarter.

               We are proud that we have been able to increase our occupancy and market share while at the same time completing our offering of trust preferred securities and increasing our EBITDA by $110,000 quarter on quarter.

               At this point in time we would be happy to open up the call for questions.

Moderator      Thank you. We have no questions. You may continue.

D. Barbieri    I want to thank you very much and thank you, everyone for
               listening. If you have questions, please don't hesitate to call the company at any time. We look forward to your input and look forward to giving you timely answers.

               I want to tell you as the economy and the lodging sector continues to improve, as the Chairman of the Board I am confident that the company's focus on leveraging the excellent assets and talent heads assembled will continue to make it a strong competitor in its marketplace and drive positive financial results and shareholder value.


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               One other point:  We look forward to seeing as many of you as possible at our annual shareholders' meeting on May 19th at 9:00 a.m. in Spokane, Washington at the WestCoast Ridpath Hotel.

               Thank you very much for joining the call and have a great day.

Moderator      Ladies and gentlemen, that does conclude your conference for today. Thank you for your participation and for using AT&T
               Executive Teleconference. You may now disconnect.